EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter Fiscal 2018 Results

·   Net sales increased 1.7% to $333.8 million; Comparable store sales increased 1.8%

·   Reaffirms fiscal 2018 comp sales guidance of 2% - 5%

DALLAS, Feb. 01, 2018 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), one of the original off-price retailers currently with over 715 stores across the United States specializing in name-brand, high quality products for the home, selling luxury textiles, furnishings, housewares and seasonal decor, today announced financial results for the second quarter and six months ended December 31, 2017.

Steve Becker, Chief Executive Officer, stated, “We are pleased to have delivered positive comparable store sales during the holiday season and we are making progress on each of our strategic initiatives.  We see opportunities for improvement across the business and are focused on optimizing store-level inventory to drive productivity throughout our entire store base.  The shifting retail landscape is providing an attractive environment for quality, branded merchandise and new vendor relationships.  Heading into the spring selling season, we are well positioned from an inventory standpoint with fresh receipts and consistent flow of new product.”

Second Quarter Fiscal 2018 Results of Operations

  Net sales were $333.8 million, compared to $328.1 million for the second quarter of fiscal 2017.  The Company’s sales comparison to the prior year is impacted by the net closure of 16 stores during the last twelve months.

  Comparable store sales increased 1.8% compared to the same period a year ago, and were comprised of a 1.9% increase in customer transactions, slightly offset by a 0.1% decrease in average ticket.  During the second quarter, 14 stores were relocated, four stores were opened, two stores were expanded, and eight stores were closed, for an ending store count of 724 as of December 31, 2017.  Sales at the 55 stores relocated during the past 12 months increased approximately 52% on average for the second quarter of fiscal 2018 as compared to the prior year quarter and contributed approximately 340 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross profit decreased $0.3 million to $105.7 million compared to $106.0 million of gross profit in the second quarter of fiscal 2017. Gross margin for the second quarter fiscal 2018 was 31.7% compared to 32.3% last year.  The decrease in gross margin for the quarter was primarily due to a significant unfavorable shift from the first fiscal quarter in markdown timing as compared to the same period in the prior year.  Partially offsetting this increase in costs was a continued improvement in initial merchandise mark-up along with lower buying and supply chain costs recognized as compared to the same period in the prior year.

  Selling, general and administrative expenses (SG&A) were relatively consistent at $97.4 million in the second quarter of fiscal 2018, compared to $97.2 million in the same period last year.  As a percentage of net sales, SG&A was 29.2% for the second quarter of fiscal 2018 compared to 29.6% in the same period last year.  This decrease in SG&A as a percentage of net sales was driven primarily by reduced advertising expenses in the current year.  Also contributing to the decrease in SG&A in the current quarter were reductions in certain other corporate expenses, including labor costs, and legal and professional fees, which decreased both in dollars and as a percentage of net sales in the current year quarter from the prior year quarter.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate.

  The Company’s operating income for the second quarter of fiscal 2018 was $8.3 million, compared to operating income of $8.8 million in the second quarter of fiscal 2017.

  The Company reported net income of $8.7 million, or $0.19 per share, in the second quarter of fiscal 2018 compared to net income of $8.4 million, or $0.19 per share, in the second quarter of fiscal 2017.  The Company’s net income in the current period reflects a favorable tax impact of approximately $0.5 million resulting from recent tax law changes.

  The Company reported EBITDA, a non-GAAP measure, of $15.2 million for the second quarter of fiscal 2018, compared to EBITDA of $14.5 million for the prior year period.  Adjusted EBITDA, a non-GAAP measure, was $16.6 million for the second quarter of fiscal 2018, compared to Adjusted EBITDA of $17.2 million for the prior year period, primarily driven by the change in net income as compared to the prior year period as adjusted for incremental costs relating to the ramp-up of the Company’s Phoenix distribution center in the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

Six Months ended December 31, 2017 Results of Operations

  Net sales were $552.6 million, compared to $540.0 million for the first six months of fiscal 2017.  The Company’s sales comparison to the prior year is impacted by the net closure of 16 stores during the last twelve months.

  Comparable store sales increased 2.5% compared to the same period a year ago, and were comprised of a 2.3% increase in customer transactions, along with a 0.2% increase in average ticket.  During the first six months of fiscal 2018, 26 stores were relocated, eight stores were opened, seven stores were expanded, and 15 stores were closed, for an ending store count of 724 as of December 31, 2017.  Sales at the 55 stores relocated during the past 12 months increased approximately 59% on average for the first six months of fiscal 2018 as compared to the prior year quarter and contributed approximately 370 basis points of comparable store sales growth, driven primarily by better real estate and larger average store footprint.

  Gross profit increased $0.3 million to $183.6 million compared to $183.3 million of gross profit in the first six months of fiscal 2017. Gross margin for the first six months of fiscal 2018 was 33.2% compared to 33.9% last year.  The decrease in gross margin was primarily due to the recognition of previously capitalized supply chain and freight costs, including an approximate 50 basis point impact of elevated costs related to the supply chain issues the Company incurred in the prior fiscal year.  Additionally, markdowns increased slightly in the current year period.  Partially offsetting these increases in costs was an improvement in initial merchandise mark-up.

  SG&A increased $3.6 million to $187.4 million in the first six months of fiscal 2018, compared to $183.8 million in the same period last year.  As a percentage of net sales, SG&A was 33.9% for the first six months of fiscal 2018 compared to 34.0% in the same period last year.  This decrease in SG&A as a percentage of net sales was driven primarily by reduced advertising expenses in the current year.  Also contributing to the decrease in SG&A in the current year period were reductions in certain other corporate expenses, including labor costs, and legal and professional fees, which decreased both in dollars and as a percentage of net sales in the current year from the prior year period.  Partially offsetting these decreased costs were higher store rent and depreciation, due in part to the Company’s strategy to improve store real estate.

  The Company’s operating loss for the first six months of fiscal 2018 was $3.7 million, compared to an operating loss of $0.5 million for the prior year period.

  The Company reported a net loss of $3.6 million, or $0.08 per share, in the first six months of fiscal 2018 compared to a net loss of $0.4 million, or $0.01 per share, in the prior year period.  The Company’s net loss in the current period reflects a favorable tax impact of approximately $0.5 million resulting from recent tax law changes.

  The Company reported EBITDA, a non-GAAP measure, of $9.7 million for the first six months of fiscal 2018, compared to EBITDA of $10.2 million for the prior year period.  The Company reported Adjusted EBITDA, a non-GAAP measure, of $12.5 million for the first six months of fiscal 2018, compared to Adjusted EBITDA of $14.8 million for the prior year period, primarily driven by the change in net income as compared to the prior year period as adjusted for incremental costs relating to the ramp-up of the Company’s Phoenix distribution center in the prior year period.  A reconciliation of GAAP and non-GAAP measures is provided below.

The Company ended the second quarter of fiscal 2018 with $9.4 million in cash and cash equivalents, no outstanding balance under its line of credit, and availability on the line of $102.9 million.  Inventories at the end of the second quarter of fiscal 2018 were $220.0 million compared to $251.5 million at the end of the second quarter of fiscal 2017, a decrease of $31.5 million or 12.5%.  The decrease in inventory was driven primarily by lower distribution center and in-transit inventory levels, due in part to the Company’s continued supply chain and inventory management improvements.   The Company’s inventory turnover for the trailing five quarters as of December 31, 2017 was 2.6 turns, an improvement of approximately 9% from the trailing five quarter turnover as of December 31, 2016 of 2.4 turns.

Fiscal Year 2018 Outlook
The Company continues to expect comparable sales for fiscal 2018 to increase 2% to 5%.  Gross margin is expected to show year over year improvement beginning in the second half of fiscal 2018 resulting in significant projected EBITDA improvement.  Capital expenditures are expected to be in the range of approximately $25 million to $30 million in fiscal 2018, with a continuing focus on real estate strategy for new stores, relocations and expansions of existing stores, and IT infrastructure and enhancements.

About Tuesday Morning
Tuesday Morning Corporation (NASDAQ:TUES) is one of the original off-price retailers specializing in name-brand, high quality products for the home, selling luxury textiles, furnishings, housewares and seasonal decor.  Based in Dallas, Texas, the Company opened its first store in 1974 and operates over 715 stores in 40 states.  More information and a list of store locations may be found on the Company’s website at www.tuesdaymorning.com.

Conference Call Information
Tuesday Morning Corporation’s management will hold a conference call to review first quarter fiscal 2018 financial results and provide a general business update today, February 1, 2018, at 8:00 a.m. Central Time.  A live webcast of the conference call will be available in the Investor Relations section of the Company’s website at www.tuesdaymorning.com, or you may dial into the conference call at (877) 312-5376 (no access code required) approximately ten minutes prior to the start of the call.  A replay of the webcast will be accessible through the Company’s website for 90 days.  A replay of the conference call will be available from 11:00 a.m., Central Time, February 1, 2018 through 10:59 a.m., Central Time, Sunday, February 4, 2018 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 9882325.

Non-GAAP Financial Measures
This press release includes financial measures that are presented both in accordance with U.S. generally accepted accounting principles (“GAAP”) and using a non-GAAP financial measure, Adjusted EBITDA.  For more information regarding the Company’s use of non-GAAP financial measures, including the definition of Adjusted EBITDA, and a reconciliation to net income/(loss), the most directly comparable GAAP measure, see “Non-GAAP Financial Measures” within this press release.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe management’s current expectations, plans, strategies and goals and management’s current beliefs concerning future business conditions, future results of operations, future financial position, and their current business outlook or state other “forward-looking” information.  Forward-looking statements in this press release also include, but are not limited to, statements of management’s current plans and expectations in this press release and statements in the “Outlook” section of this press release.  Forward-looking statements also include statements regarding management’s sales and growth expectations, Adjusted EBITDA projections, liquidity, capital expenditure plans, inventory management plans, productivity of our store base, real estate strategy and their merchandising and marketing strategies.

Reference is hereby made to the Company’s filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2017, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; our ability to effectively manage our supply chain operations; loss of, disruption in operations, or increased costs in the operation of our distribution center facilities; unplanned loss or departure of one or more members of our senior management or other key management; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating and expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; changes in federal tax policy; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality employees in appropriate numbers, including key employees and management; increased variability due to seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies and related improvements to support our growth; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; our ability to manage the negative effects of inventory shrinkage; our ability to manage exposure to unexpected costs related to our insurance programs; our ability to mitigate reductions of customer traffic in shopping centers where our stores are located; and increased costs or exposure to fraud or theft resulting from payment card industry related risk and regulations.  The Company’s filings with the SEC are available at the SEC’s web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, the Company disclaims obligations to update any forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.  Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

The Company defines EBITDA as net income or net loss before interest, income taxes, depreciation, and amortization.  Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash items and other items that the Company does not believe are representative of its core operating performance.  These measures are not presentations made in accordance with GAAP.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or loss as a measure of operating performance.  In addition, EBITDA and Adjusted EBITDA are not presented as, and should not be considered as, alternatives to cash flows as a measure of liquidity.  EBITDA and Adjusted EBITDA should not be considered in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP and Adjusted EBITDA should not be construed as an inference that the Company’s future results will be unaffected by such adjustments.  The Company believes it is useful for investors to see these EBITDA and Adjusted EBITDA measures that management uses to evaluate the Company’s operating performance.  These non-GAAP financial measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses these measures to monitor and evaluate the performance of its business as a supplement to GAAP measures and believes the presentation of these non-GAAP measures enhances investors’ ability to analyze trends in the Company’s business and evaluate the Company’s performance.  EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.  The non-GAAP measures presented in this press release may not be comparable to similarly titled measures used by other companies.

Reconciliation of GAAP Net Income/(Loss) to Non-GAAP Adjusted EBITDA:

The following table reconciles net income/(loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA, a non-GAAP financial measure:

(unaudited - in thousands)	Three Months Ended December 31,		Six Months Ended December 31,
	2017	2016	2017	2016
Net income/(loss) (GAAP)	$8,692	$8,430	$(3,562)	$(426)
Depreciation and amortization	6,516	5,393	12,724	9,976
Interest expense, net	530	403	965	658
Income tax provision/(benefit)	(587)	312	(408)	11
EBITDA	$15,151	$14,538	$9,719	$10,219
Share-based compensation expense (1)	1,171	1,578	1,946	2,316
Cease-use rent expense (2)	449	166	794	473
Phoenix distribution center related expenses (3)	—	1,087	—	2,137
Stockholder nominations related expenses (4)	29	—	408	—
Gain on sale of assets (5)	(186)	(185)	(371)	(371)
Adjusted EBITDA (non-GAAP)	$16,614	$17,184	$12,496	$14,774

(1) Charges related to share-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. The Company adjusts for these charges to facilitate comparisons from period to period.
(2) Adjustment includes accelerated rent expense recognized in relation to closing stores prior to lease termination. While accelerated rent expense may occur in future periods, the amount and timing of such expenses will vary from period to period.
(3) Adjustment includes only certain expenses related to the Phoenix distribution center preparation, ramp up and post go-live activities, including incremental detention costs and certain consulting costs.
(4) Adjustment includes only certain incremental expenses which relate to the stockholder nominations as described in the Company’s Preliminary and Definitive Proxy Statements filed with the SEC on September 25, 2017 and October 5, 2017, respectively.
(5) Adjustment includes the gain recognized from the sale-leaseback transaction which occurred in the fourth quarter of fiscal 2016.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)
	Three Months Ended December 31,		Six Months Ended December 31,

	2017	2016	2017	2016

	(unaudited)		(unaudited)

Net sales	$333,807	$328,137	$552,564	$540,023
Cost of sales	228,122	222,155	368,929	356,702
Gross profit	105,685	105,982	183,635	183,321

Selling, general and administrative expenses	97,409	97,215	187,353	183,794

Operating income/(loss)	8,276	8,767	(3,718)	(473)

Other income/(expense):
Interest expense	(542)	(412)	(980)	(684)
Other income, net	371	387	728	742
Income/(loss) before income taxes	8,105	8,742	(3,970)	(415)

Income tax provision/(benefit)	(587)	312	(408)	11

Net income/(loss)	$8,692	$8,430	$(3,562)	$(426)

Earnings per share
Income/(loss) per common share:
Basic	$0.19	$0.19	$(0.08)	$(0.01)
Diluted	$0.19	$0.19	$(0.08)	$(0.01)

Weighted average number of common shares:
Basic	44,260	43,298	44,173	43,875
Diluted	44,263	43,943	44,173	43,875

Tuesday Morning Corporation
Consolidated Balance Sheets
(in thousands)
			December 31,	June 30,	December 31,
			2017	2017	2016
			(unaudited)	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents			$9,409	$6,263	$12,632
Inventories			220,018	221,906	251,474
Prepaid expenses			6,681	6,367	6,204
Other current assets			2,970	1,982	538
Total Current Assets			239,078	236,518	270,848
Property and equipment, net			122,031	118,397	103,514
Deferred financing costs			829	986	1,144
Other assets			2,306	2,252	2,224
Total Assets			$364,244	$358,153	$377,730

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable			$94,760	$67,326	$84,431
Accrued liabilities			48,653	44,260	52,609
Income taxes payable			154	11	4
Total Current Liabilities			143,567	111,597	137,044

Borrowings under revolving credit facility			—	30,500	—
Deferred rent			19,593	13,883	8,836
Asset retirement obligation — non current			3,100	2,307	2,326
Other liabilities — non current			874	1,027	359
Total Liabilities			167,134	159,314	148,565

Stockholders' equity			197,110	198,839	229,165
Total Liabilities and Stockholders' Equity			$364,244	$358,153	$377,730

Tuesday Morning Corporation
Consolidated Statement of Cash Flows
(in thousands)
			Six Months Ended December 31,

			2017	2016

			(unaudited)
Cash flows from operating activities:
Net loss			$(3,562)	$(426)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization			12,724	9,976
Amortization of financing costs			157	168
Gain on disposal of assets			(59)	(4)
Gain on sale-leaseback transaction			(371)	(371)
Share-based compensation			1,946	2,316
Construction allowances from landlords			3,503	—
Change in operating assets and liabilities:
Inventories			1,774	(9,147)
Prepaid and other assets			(1,391)	498
Accounts payable			14,433	3,578
Accrued liabilities			7,488	9,985
Deferred rent			2,760	2,089
Income taxes payable			147	4
Other liabilities — non-current			661	(235)
Net cash provided by operating activities			40,210	18,431

Cash flows from investing activities:
Capital expenditures			(19,532)	(19,951)
Purchase of intellectual property			(13)	—
Proceeds from sale of assets			59	23
Net cash used in investing activities			(19,486)	(19,928)

Cash flows from financing activities:
Proceeds under revolving credit facility			87,800	95,200
Repayments under revolving credit facility			(118,300)	(95,200)
Change in cash overdraft			13,001	—
Payments on capital leases			(79)	—
Purchase of treasury stock			—	(23)
Proceeds from exercise of common stock options			—	2
Net cash used in financing activities			(17,578)	(21)

Net increase/(decrease) in cash and cash equivalents			3,146	(1,518)

Cash and cash equivalents, beginning of period			6,263	14,150

Cash and cash equivalents, end of period			$9,409	$12,632

INVESTOR RELATIONS:	Farah Soi / Caitlin Morahan
ICR
203-682-8200
Farah.Soi@icrinc.com
Caitlin.Morahan@icrinc.com
MEDIA:	Blynn Austin
Perry Street Communications
214-965-9955
BAustin@perryst.com